Exhibit 1.01

SodaStream International Ltd.

Conflict Minerals Report

For the reporting period from January 1, 2015 to December 31, 2015

Introduction and Background

This is the Conflict Minerals Report (the “Report”) of SodaStream International Ltd. (“SodaStream,” the “Company,” “we” or “us”) for the reporting period from January 1, 2015 to December 31, 2015 (the “2015 calendar year”), which has been prepared pursuant to Rule 13p-1 (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended. The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives as limited to tantalum, tin and tungsten (collectively, the “Conflict Minerals”), that originated in the Democratic Republic of the Congo (the “DRC”) and certain adjoining countries (collectively with the DRC, the “Covered Countries”).

In accordance with the Rule, for the 2015 calendar year, the Company:

•	concluded, in good faith, that during the 2015 calendar year, SodaStream manufactured, or contracted to manufacture, products (the “Covered Products”) as to which the Conflict Minerals are necessary to the functionality or production of those products; and
•	based on its good faith reasonable country of origin inquiry (“RCOI”) regarding the Conflict Minerals in its Covered Products, the Company had reason to believe that certain of the Conflict Minerals necessary to the functionality or production of the Covered Products may have originated in the Covered Countries and that such Conflict Minerals may not be from recycled or scrap sources.

As a result, SodaStream is filing this Report with its Form SD to comply with the requirements of the Rule. This Report has not been subject to an independent private sector audit.

PART I. COMPANY OVERVIEW AND DESCRIPTION OF THE COMPANY’S PRODUCTS COVERED BY THIS REPORT

SodaStream manufactures home beverage carbonation systems that enable consumers to easily transform ordinary tap water into sparkling water and flavored sparkling water in seconds. SodaStream develops, manufactures and sells sparkling water makers and exchangeable carbon-dioxide cylinders, along with consumables including carbon-dioxide refills, reusable carbonation bottles and flavors which consumers may add to the carbonated water. As of December 31, 2015, SodaStream’s products were sold through more than 70,000 individual retail stores in 45 countries.

This Report relates to the Covered Products, which consist of those products:

•	for which Conflict Minerals are necessary to the functionality or production of such products;
•	that were manufactured or contracted to be manufactured by the Company; and
•	for which the manufacture was completed during the 2015 calendar year.

Specifically, four models of SodaStream’s sparkling water makers that were sold during the 2015 calendar year contain electronic circuit boards and other electrical components which may comprise tin, tungsten and gold. Additionally, Conflict Minerals can be found in the brass components within certain of SodaStream’s sparkling water makers and in the brass valves on its carbon-dioxide cylinders. While brass mainly consists of copper and zinc, brass may contain trace quantities of tin as an impurity to the other metals.

PART II.  DESIGN OF THE COMPANY’S DUE DILIGENCE PROCESS

SodaStream has established a multi-stage due diligence inquiry intended to verify the possible sources of the Conflict Minerals contained in the Company’s Covered Products. The Company has designed its due diligence measures based on the five-step framework laid out by the Organization for Economic Co-operation and Development in its OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition (2013), including the related supplements on gold, tin, tantalum and tungsten (collectively, the “OECD Guidance”). Because the Company does not purchase raw or unrefined Conflict Minerals directly from mines, smelters or refiners, and makes no direct purchases of any minerals in the Covered Countries, it has tailored its due diligence to the OECD Guideline standards applicable to downstream companies. Set forth below are the components of the Company’s due diligence measures as they relate to the five-step framework from the OECD Guidance.

OECD Guidance Step 1: Establish strong company management systems for conflict minerals supply chain due diligence and reporting compliance.

Commit to a supply chain policy for minerals from conflict-affected and high-risk areas

The Company has adopted a policy relating to the Conflict Minerals (the “Policy”), which incorporates the standards set forth in the OECD Guidance. As stated in the Policy, the Company expects its suppliers to implement sourcing and due diligence practices that prevent Conflict Minerals from the Covered Countries from entering the Company’s supply chain, and to require that their own suppliers do the same. Each supplier should also cooperate with the Company when the Company inquires as to the components of the supplier’s products and the details of the supplier’s supply chain, and should promptly inform the Company whenever the supplier has determined that such components originated in the Covered Countries. The Policy is available on the Company’s website at http://sodastream.investorroom.com/CorporateGovernance under “Governance Documents.”

Designated internal corporate team

The Company has an internal team consisting of cross-functional team members and senior executives from procurement, legal and finance departments. This internal team is charged with executing the Company’s Conflict Minerals strategy and compliance processes and with training employees outside of the team on their roles and responsibilities in connection with the compliance program.

Establish a system of controls and transparency over the Conflict Minerals supply chain.

The Company has established a system of controls to promote transparency over its conflict minerals supply chain by utilizing the Conflict Minerals Reporting Template (as further described below), which is designed to facilitate the transfer of information through the supply chain regarding each mineral’s country of origin and the smelters and refiners being utilized for the mineral.

Strengthen the Company’s engagement with suppliers.

The Company informs its in-scope manufacturers and suppliers of its materials disclosure requirements, including its compliance with the OECD Guidance and the Rule.

OECD Guidance Step 2: Identify and assess risks in the Company’s supply chain.

Identify risk in the supply chain.

As explained above, the Company does not buy raw ore or unrefined Conflict Minerals directly from refiners, smelters or mines. The Company’s supply chain with respect to the Covered Products is complex, with multiple intermediaries and third parties in the supply chain between the manufacture of the Covered Products and the original sources of the necessary Conflict Minerals. Because the Company believes that the smelters and refiners of the Conflict Minerals are best situated to identify the sources of Conflict Minerals, the Company relies on its direct suppliers (i.e. “first-tier suppliers”) to provide information on the origin of the Conflict Minerals contained in components and materials supplied to the Company, including information about the sources of the Conflict Minerals that the first-tier suppliers obtain from their own suppliers (i.e. “second-tier suppliers”). For its due diligence during the 2015 calendar year, the Company reached out to its first-tier suppliers to discuss applicable smelters and refiners of Conflict Minerals in the Company’s supply chain. In particular, the Company performed the following measures to identify and assess the risks in the Company’s supply chain.

Identify Company suppliers

The first step in the Company’s due diligence process was to determine which products manufactured or contracted to be manufactured by the Company during the 2015 calendar year fell within the scope of the Rule. A description of the Covered Products appears in Part I of this Report. In tandem with its analysis of its Covered Products, the Company identified those suppliers from which it purchases components or materials for the Covered Products that may include Conflict Minerals. The Company identified its first-tier suppliers of components or products for the Company’s Covered Products.  For components delivered to the Company by distributors, the Company added the distributors to the supplier list.  Senior managers in the supply chain departments review and finalize the supplier list (the “Supplier List”).

Request conflict minerals reporting templates from suppliers

The Company uses good faith efforts to identify from the Conflict Minerals Reporting Templates the smelters and refiners in the Company’s supply chain.  Annually, the Company sends a letter and the Conflict Minerals Reporting Template to each of its suppliers identified in connection with the creation of the Supplier List.  The letter (i) reiterates the requirements of the Rule and its applicability to the Company, and (ii) requests that each in-scope supplier complete the Conflict Minerals Reporting Template for all Covered Products supplied to the Company for the reporting period.  The Company contacts in-scope suppliers that do not respond to the Company’s request by a specified date and in-scope suppliers that submit incomplete or inaccurate requests for follow-on discussions and to request additional information, as applicable.

In January 2016, the Company provided all suppliers identified in connection with the Covered Products during the 2015 calendar year with a supply chain survey in the form of version 4.01(b) of the Electronic Industry Citizenship Coalition Conflict Minerals Reporting Template. The Conflict Minerals Reporting Template requires suppliers to make representations regarding (i) the country of origin for the Conflict Minerals contained in the components or products it provides to the Company, (ii) all of the smelters in the supplier’s supply chain for such Conflict Minerals, (iii) whether such smelters have been validated as being in compliance with the Conflict-Free Smelter Initiative’s (“CFSI”) Conflict Free Smelter Program (“CFSP”), (iv) whether the supplier has its own Conflict Minerals policy that requires its own direct suppliers to be “DRC conflict-free” (as defined in the Rule) and (v) whether the supplier uses the Template with its own suppliers to gather similar information.

Analyze surveys for CFSI compliant and active smelters and refiners

SodaStream received responses from all of the identified suppliers to its request for information. SodaStream analyzed the survey responses to evaluate the level of compliance exercised by each surveyed supplier, and, to the extent possible, by upstream suppliers, with the Company’s Policy. The information received from suppliers was also reviewed against the CFSI’s Conflict-Free Smelter list. To compile its list, the CFSI employs independent third-party auditors to audit the source, including mines of origin and chain of custody, of the Conflict Minerals processed by smelters and refiners which agree to undergo an audit. SodaStream determined whether smelters and refiners identified in its supply chain qualified as “conflict-free compliant” on the CFSI Conflict-Free Smelter list. SodaStream also designated smelter or refiners as “active,” where applicable, according to the CFSI Conflict-Free Smelter list.

A smelter or refiner receives a “conflict-free compliant” designation from CFSI if (i) the audited smelter or refiner adheres to the CFSP’s assessment protocols by disclosing to auditors the identities and locations of the mines from which it sources Conflict Minerals and (ii) the independent auditor verifies separately that the smelter’s or refiner’s Conflict Minerals originated from conflict-free sources. The CFSI Conflict-Free Smelter list provides the names, locations and links to conflict minerals policies of all smelters and refiners deemed compliant with the CFSP’s assessment protocols. Smelters and refiners labeled as “active” have committed to undergo an audit which remains in progress. “Active” smelters and refiners may be at various stages of the audit cycle, anywhere from completion of the necessary documents to scheduling the audit date to enacting corrective actions in the post-audit phase, but may not retain their “active” status if they are unresponsive to requests for re-audit or corrective action past a certain time.

OECD Guidance Step 3: Design and implement a strategy to respond to identified risks.

Participation in existing industry conflict minerals initiatives

In light of the complexity of the Company’s and its suppliers’ supply chains, the Company is currently unable to assess adequately all of the risks in its supply chain. However, the Company continues to engage with suppliers to obtain current, accurate and complete information about its supply chains through the use of the Conflict Minerals Reporting Template, to improve due diligence efforts to ensure responsible sourcing in compliance with the Company’s Policy and to participate in industry initiatives promoting “conflict-free” supply chains.

Report findings to designated senior management

The members of the Company’s internal Conflicts Minerals team collaborate as and when required to assess the progress of the Company’s compliance program and periodically update the audit committee of the board of directors with respect to the Company’s due diligence efforts and ongoing compliance obligations.

OECD Guidance Step 4: Carry out independent third-party audit of smelter/refiner due diligence practices.

Due to the Company’s downstream position in the supply chain, the Company does not have a direct relationship with smelters and refiners, nor does it perform direct audits of the smelters and refiners that provide its supply chain with the Conflict Minerals contained in the Company’s Covered Products. The Company relies upon industry efforts to influence smelters and refiners to undergo audits and become certified through the CFSP.

Through the CFSP validation process, which is voluntary, an independent third party audits the procurement and processing activities of a smelter or refiner to determine if such smelter or refiner shows sufficient documentation to demonstrate with reasonable confidence that the minerals the smelter or refiner processed originated from conflict-free sources. The CFSP’s audit process is discussed in more detail in “OECD Guidance Step 2: Identify and assess the risks in the Company’s supply chain.”

OECD Guidance Step 5: Report annually on supply chain due diligence.

The Company has filed with the Securities and Exchange Commission its specialized disclosure report on Form SD, which includes this Report as Exhibit 1.01, for the reporting period in the 2015 calendar year. In accordance with OECD Guidance and the Rule, the Company has also made these disclosures available on its website at http://sodastream.investorroom.com/.

PART III. THE COMPANY’S DUE DILIGENCE FINDINGS AND CONCLUSIONS

Based on the information that was provided by the Company’s suppliers and otherwise obtained through the due diligence process, the Company believes that, to the extent reasonably determinable by the Company, the facilities that were used to process the Conflict Minerals contained in the Covered Products included the smelters and refiners listed in Appendix A attached to this Report.

As discussed in “Part II. Design of the Company’s due diligence process” above, the Company relies on the completed Conflict Minerals Reporting Templates received from its suppliers as its main source of documentation supporting the representations made by such suppliers regarding the source and chain of custody of relevant Conflict Minerals in its Covered Products during the 2015 calendar year.  The smelters and refiners identified in Appendix A to this Report were identified by the Company’s suppliers and the Company cannot be certain that these smelters and refiners were in fact in the Company’s supply chain.

Following the process outlined above, as of December 31, 2015, 33% of SodaStream’s suppliers to whom a Conflict Minerals Reporting Template was sent have not been able to verify the origin of all of the Conflict Minerals incorporated into the components and materials they supply to SodaStream. Therefore, after exercising its due diligence, the Company was unable to determine conclusively the origin of all of the Conflict Minerals contained in the Covered Products.

Country of Origin of the Conflict Minerals in the Covered Products

Based on the information obtained by the Company during the due diligence process, the Company does not have sufficient information, with respect to the Covered Products, to determine the country of origin of all of the Conflict Minerals in all the Covered Products.  However, based on the information that has been obtained, to the extent reasonably determinable by the Company, with respect to the smelters and refineries identified by the Company, such countries of origin are believed to include, to the extent known, Austria, Bolivia, Brazil, China, Germany, Indonesia, Japan, Malaysia, Peru, Poland, Switzerland, Taiwan, Thailand, USA and Vietnam.

Facilities Used to Process the Conflict Minerals in the Covered Products

Based on the information obtained by the Company during the due diligence process, the Company was unable to conclusively determine the origin of all the Conflict Minerals contained in the Covered Products. However, based on the information that was provided by the Company’s suppliers and information otherwise obtained through the due diligence process, to the extent reasonably determinable by the Company, the facilities that were used to process the Conflict Minerals contained in our Covered Products during the reporting period in the 2015 calendar year are believed to include the smelters and refiners listed in Appendix A attached to this Report.

The smelters and refiners that the Company has been able to determine as CFSP “compliant” and CFSP “active” are specifically identified as such in Appendix A.

PART IV. IMPLEMENTATION OF STRATEGIES TO RESPOND TO IDENTIFIED RISKS AND FUTURE STEPS

The Company has taken, and intends to continue to take, steps to improve its due diligence processes. Due diligence is an ongoing, proactive and reactive process, and the Company is continually working to improve the process to identify Conflict Minerals in its Covered Products. The Company plans to continue to educate suppliers about their role in the Company’s conflict minerals compliance program and to engage its suppliers to obtain current, accurate and complete information about the supply chain. Since the Company’s supply chain due diligence processes could assist in mitigating the possible risk that the necessary Conflict Minerals in the Company’s products could benefit armed groups in the Covered Countries, the Company intends to monitor the performance and efficiency of its due diligence efforts and to establish procedures designed to incorporate any new risks into the risk management plan, ensure responsible sourcing in compliance with its Policy and increase transparency in its supply chain.

Specific steps the Company has taken and continues to take to manage risks include:

•	continuing to engage with manufacturers and suppliers to obtain current, accurate and complete information about the supply chain; and
•	continuing to improve due diligence efforts to ensure responsible sourcing in compliance with SodaStream’s Policy.

Appendix A

Currently known Smelter and refinery List

METAL	SMELTER / REFINER NAME	SMELTER / REFINER COUNTRY	SMELTER / REFINER IDENTIFICATION	SMELTER / REFINER STATUS
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875	Compliant
Gold	Heraeus Ltd. Hong Kong	China	CID000707	Compliant
Gold	Argor-Heraeus SA	Switzerland	CID000077	Compliant
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany	CID000711	Compliant
Gold	Solar Applied Materials Technology Corp.	Taiwan	CID001761	Compliant
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	China	CID001622	Compliant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224	Compliant
Gold	LS-NIKKO Copper Inc.	Republic of Korea	CID001078	Compliant
Gold	The Refinery of Shandong Gold Mining Co. Ltd	China	CID001916	Compliant
Gold	Dowa	Japan	CID000401	Compliant
Gold	Metalor Technologies (Hong Kong) Ltd	Hong Kong	CID001149	Compliant
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	CID000035	Compliant
Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil	CID000058	Compliant
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey	CID000103	Unknown
Gold	Aurubis AG	Germany	CID000113	Compliant
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128	Compliant

Gold	Boliden AB	Sweden	CID000157	Compliant
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176	Compliant
Gold	Chimet S.p.A.	Italy	CID000233	Compliant
Gold	Heimerle + Meule GmbH	Germany	CID000694	Compliant
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	China	CID000801	Compliant
Gold	Istanbul Gold Refinery	Turkey	CID000814	Compliant
Gold	Asahi Refining USA Inc.	United states	CID000920	Compliant
Gold	Asahi Refining Canada Limited	Canada	CID000924	Compliant
Gold	Kennecott Utah Copper LLC	United States	CID000969	Compliant
Gold	Metalor Technologies SA	Switzerland	CID001153	Compliant
Gold	Metalor USA Refining Corporation	United States	CID001157	Compliant
Gold	Elemetal Refining, LLC	United States	CID001322	Compliant
Gold	PAMP SA	Switzerland	CID001352	Compliant
Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512	Compliant
Gold	Royal Canadian Mint	Canada	CID001534	Compliant
Gold	Umicore SA Business Unit Precious Metals Refining	Belgium	CID001980	Compliant
Gold	United Precious Metal Refining, Inc.	United States	CID001993	Compliant
Tantalum	Hi-Temp Specialty Metals, Inc.	United States	CID000731	Compliant
Tantalum	Molycorp Silmet A.S.	Estonia	CID001200	Compliant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277	Compliant
Tantalum	Zhuzhou Cemented Carbide	China	CID002232	Compliant
Tantalum	Plansee SE Liezen	Austria	CID002540	Compliant

Tantalum	H.C. Starck Co., Ltd.	Thailand	CID002544	Compliant
Tantalum	H.C. Starck GmbH Goslar	Germany	CID002545	Compliant
Tantalum	H.C. Starck GmbH Laufenburg	Germany	CID002546	Compliant
Tantalum	H.C. Starck Hermsdorf GmbH	Germany	CID002547	Compliant
Tantalum	H.C. Starck Inc.	United States	CID002548	Compliant
Tantalum	H.C. Starck Ltd.	Japan	CID002549	Compliant
Tantalum	H.C. Starck Smelting GmbH & Co.KG	Germany	CID002550	Compliant
Tantalum	Plansee SE Reutte	Austria	CID002556	Compliant
Tin	Yunnan Tin Company Limited	China	CID002180	Compliant
Tin	PT Timah (Persero), Tbk	Indonesia	CID001482	Compliant
Tin	Thailand Smelting & Refining Co.,Ltd. (Thaisarco)	Thailand	CID001898	Compliant
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	China	CID000538	Compliant
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	China	CID002158	Active
Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil	CID000295	Compliant
Tin	CV United Smelting	Indonesia	CID000315	Compliant
Tin	EM Vinto	Bolivia	CID000438	Compliant
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105	Compliant
Tin	Mineração Taboca S.A.	Brazil	CID001173	Compliant
Tin	Minsur	Peru	CID001182	Compliant
Tin	Operaciones Metalurgical S.A.	Bolivia	CID001337	Compliant
Tin	PT Babel Inti Perkasa	Indonesia	CID001402	Compliant
Tin	PT Bangka Putra Karya	Indonesia	CID001412	Unknown
Tin	PT Bangka Tin Industry	Indonesia	CID001419	Compliant

Tin	PT Bukit Timah	Indonesia	CID001428	Compliant
Tin	PT DS Jaya Abadi	Indonesia	CID001434	Compliant
Tin	PT Mitra Stania Prima	Indonesia	CID001453	Compliant
Tin	PT Prima Timah Utama	Indonesia	CID001458	Compliant
Tin	PT Refined Bangka Tin	Indonesia	CID001460	Compliant
Tin	PT Sariwiguna Binasentosa	Indonesia	CID001463	Compliant
Tin	PT Stanindo Inti Perkasa	Indonesia	CID001468	Compliant
Tin	PT Timah (Persero) Tbk Kundur	Indonesia	CID001477	Compliant
Tin	PT Tinindo Inter Nusa	Indonesia	CID001490	Compliant
Tin	Rui Da Hung	Taiwan	CID001539	Compliant
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil	CID002036	Compliant
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503	Compliant
Tin	Metallo-Chimique N.V.	Belgium	CID002773	Compliant
Tin	Alpha	United States	CID000292	Compliant
Tin	Fenix Metals	Poland	CID000468	Compliant
Tungsten	Xiamen Tungsten Co., Ltd	China	CID002082	Compliant
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	CID000875	Compliant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320	Compliant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494	Compliant
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	China	CID000769	Compliant
Tungsten	Global Tungsten & Powders Corp.	United States	CID000568	Compliant
Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan	CID000004	Compliant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258	Compliant

Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316	Compliant
Tungsten	H.C. Starck GmbH	Germany	CID002541	Compliant
Tungsten	H.C. Starck Smelting GmbH & Co.KG	Germany	CID002542	Compliant
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Vietnam	CID002543	Compliant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551	Compliant